AMENDED AND RESTATED
BENEFIT RESTORATION PLAN OF
AVERY DENNISON CORPORATION

Avery Dennison Corporation, a Delaware corporation, adopted the Benefit Restoration Plan of Avery Dennison Corporation (the ”Plan”), effective as of December 1, 1994 (the “Effective Date”), for the benefit of its eligible Employees. The Plan is amended and restated effective as of December 1, 2005.

The Plan constitutes an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (”ERISA”). The Plan is maintained primarily for the purpose of providing deferred Compensation for a select group of management or highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

ARTICLE I – DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

”Actuarial Equivalent” shall mean the equivalent of a given Benefit or a given amount payable in another manner or by other means, determined by or under the direction of the Administrator in accordance with actuarial principles, methods and assumptions which are found to be appropriate by the Enrolled Actuary, acting independently of the Administrator or the Company and in the exercise of his sole professional judgment. Such principles, methods and assumptions, however, shall be reasonable in the aggregate and shall constitute the Enrolled Actuary’s best estimate of anticipated experience under the Plan. Such assumptions shall include at any time, those assumptions then in effect under the Qualified Plan. For purposes of calculating lump sum amounts under Section 5.2, such assumptions shall be those set forth in Sections 1.2(a)(i)b and 1.2(a)(ii)b of the Qualified Plan (or any successor thereto).

“Administrator” shall mean Avery Dennison Corporation, acting through its Board or its delegates, except that if it appoints a Committee under Section 6.4, the term ”Administrator” shall mean the Committee as to those duties, powers and responsibilities specifically conferred upon the Committee. Avery Dennison Corporation shall have all duties and responsibilities imposed by ERISA, except as specifically assigned to, delegated to or reserved to the Board, and the Committee under the Plan.

“Associate Plan” shall mean The Associate Retirement Plan for Employees of Avery Dennison Corporation as in effect on or after June 1, 2002 and as set forth in Appendix B to the Dennison Retirement Plan and as may be amended from time to time.

”Beneficiary” shall mean a person or trust properly designated by a Participant or Former Participant in accordance with the Rules of the Plan.

“Benefit” of a Participant shall mean the benefit payable pursuant to Article IV.

“Benefit Service” of a Participant shall mean his “Benefit Service” as defined in the Qualified Plan, except that

(a)	days of “Service” prior to the Effective Date shall be ignored;

(b)	a Participant’s “Service” shall commence with the first year after the Effective Date for which his “Compensation” exceeded the Code Section 401(a)(17) limit then in effect; except that each Participant who became a “Participant” under the Qualified Plan after the Effective Date shall, for his first Plan Year of participation under the Qualified Plan, be credited with Service only for the period beginning with the first day of the month following his one year anniversary of his hire date and through the end of that Plan Year; and

(c)	a Participant shall also be credited with a year of “Service” for any year in which he participates in the Company’s nonqualified deferred compensation program to the extent that any part of such period of participation is not treated as “Service” under subsection (b).

“Board” shall mean the Board of Directors of Avery Dennison Corporation. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons, including a Committee appointed under Section 6.4.

“CEO” shall mean the Chief Executive Officer of Avery Dennison Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the BRP Committee of Avery Dennison Corporation, as appointed pursuant to Section 6.4, if any.

“Company” shall mean Avery Dennison Corporation, any other company which subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 7.3(b), and any successor company which continues the Plan under Section 7.3(a).

“Company Affiliate” shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary under Code Sections 414(b), (c), (m) and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

“Compensation Committee” shall mean the Compensation and Executive Personnel Committee of the Board.

“Compensation – Unrestricted” of a Participant shall mean his “Compensation,” as defined in the Qualified Plan, but determined without regard to the limitations of Code Section 401(a)(17), without application of the limitation on benefits under Code Section 415 and including the Participant’s deferrals under the Company’s nonqualified deferred compensation program earned on or after the Effective Date or, if later, the date he commenced participation under the Plan.

“Effective Date” shall mean the effective date of the Plan, which shall be December 1, 1994.

“Employee” shall mean any person who renders services to the Company in the status of an employee as the term is defined in Code Section 3121(d), excluding: (i) any person retained to render services as an independent contractor; (ii) leased Employees treated as Employees of the Company pursuant to Code Sections 414(n) and 414(o); (iii) employees of a Company Affiliate or (iv) any person whose services with the Company are performed pursuant to a contract or an arrangement that purports to treat the individual as an independent contractor even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of the Company rather than an independent contractor; provided, however, that ”Employee” shall also mean any Included Affiliate Employee.

For purposes of this Plan, a United States citizen shall be treated as an employee of the Company if he is employed by a foreign subsidiary of the Company or a Company Affiliate to which there applies an agreement under Section 3121(a) of the Code and if no contributions to a funded plan of deferred compensation (whether or not a plan described in Sections 401(a), 403(a) or 405(a) of the Code) are provided by any other person with respect to the compensation paid to such citizen by the foreign subsidiary, unless otherwise elected by the Vice President, Compensation and Benefits of Avery Dennison Corporation

“Enrolled Actuary” shall mean the person enrolled by the Joint Board for the Enrollment of Actuaries established under subtitle C of title III of ERISA who has been engaged by the Administrator on behalf of all Participants to make and render all necessary actuarial determinations, statements, opinions, assumptions, reports and valuations under the Plan as required by law or requested by the Administrator.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Former Participant” shall mean a Participant who has had a Separation from the Service.

“Grandfathered Amount” of a Participant shall mean the present value as of December 31, 2004 of the Benefit to which the Participant would have been entitled under the Unamended Plan had such Participant had a Separation from the Service on such date and received such Benefit on the earliest date permitted under the Unamended Plan, but increased, as applicable, for any subsequent calendar year to take account of the actual amount of benefits to which the Participant would have become entitled under the terms of the Unamended Plan without regard to any further services rendered by the Participant after December 31, 2004 or any other events affecting the amount or entitlement to benefits (other than a Participant election with respect to the time or form of an available Benefit), all within the meaning of Proposed Treasury Regulation Section 1.409A-6 or its subsequent counterpart.

“Included Affiliate Employee” shall mean any person who is employed by a Company Affiliate and would not be an Employee but for the fact that the Vice President, Compensation and Benefits of Avery Dennison Corporation has determined that he be so treated.

“Military Leave” shall mean leave subject to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time. Any Employee who leaves the Company or a Company Affiliate directly to perform service in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling him to such reemployment rights shall, solely for the purposes of the Plan and irrespective of whether he is compensated by the Company or such Company Affiliate during such period of service, be presumed an Employee on Military Leave. An Employee’s Military Leave shall expire if such Employee voluntarily resigns from the Company or such Company Affiliate during such period of service, or if he fails to make application for reemployment within the period specified by such laws for the preservation of his reemployment rights. For purposes of computing an Employee’s service, no more than 365 days of service shall be credited for any Military Leave except as required by Treas. Reg. Section 1.410(a) - 7(b) (6) (iii).

“Participant” means any person included in the Plan as provided in Article II.

“Plan” shall mean the Benefit Restoration Plan of Avery Dennison Corporation.

“Plan Year” shall be the twelve month period from December 1 through the last day of the following November, including all such years prior to the adoption of the Plan.

“Qualified Benefit” of a Participant for a period of time shall mean the benefit accrued pursuant to Article IV of the Qualified Plan (as applicable based on the circumstances of the Participant’s Separation from the Service) during such period.

“Qualified Benefit – Unrestricted” of a Participant for a Plan Year shall mean his Qualified Benefit for such Plan Year but based upon his Compensation – Unrestricted as defined hereunder.

“Qualified Plan” shall mean the Retirement Plan and the Associate Plan as may be amended from time to time.

“Retirement Plan” shall mean The Retirement Plan for Employees of Avery Dennison Corporation as in effect on or after June 1, 2002 and as may be amended from time to time.

“Rules of the Plan” shall mean rules adopted by the Administrator pursuant to Section 6.1 for the administration, interpretation or application of the Plan.

“Separation from the Service” of an Employee shall mean his resignation from or discharge by the Company or a Company Affiliate, his death, or Early, Normal, Late or Disability Retirement as defined under the Qualified Plan, but not his transfer among the Company and Company Affiliates. A leave of absence or sick leave authorized by the Company or a Company Affiliate in accordance with established policies, a vacation period, a temporary layoff for lack of work or a Military Leave shall not constitute a Separation from the Service; provided, however, that (i) continuation upon a temporary layoff for lack of work for a period in excess of twelve months shall be considered a discharge effective as of the expiration of the twelfth month of such period, and (ii) failure to return to work upon expiration of any leave of absence, sick leave, Military Leave or vacation or within three days after recall from a temporary layoff for lack of work shall be considered a resignation effective as of the date of expiration of such leave of absence, sick leave, Military Leave, vacation, or the expiration of the third day after recall from any such temporary layoff.

“2004 Average Compensation – Unrestricted” of a Participant shall mean his “2004 Average Compensation” as defined in the Qualified Plan but based on Compensation – Unrestricted.

“Unamended Plan” shall mean the terms of this Plan as it existed on October 3, 2004 (including applicable limits under the Code).

“Vested Benefit” of a Participant on a given date shall mean the Benefit provided hereunder if the Participant were to have a Separation from the Service on such date with a “Vested Retirement Benefit” under the Qualified Plan.

ARTICLE II -ELIGIBILITY

Section 2.1 — Requirements for Participation

Only those Employees of the Company who satisfy criteria set by the Administrator from time to time, shall be Participants. Such criteria are set forth in Appendix A, which may be updated from time to time without formal amendment of the Plan. Each of the Administrator, the Board, the Compensation Committee, the Committee or the CEO shall have the power to change or revoke such criteria hereunder in its sole discretion on a prospective basis, and any such change or revocation shall be binding and final on all Employees, Beneficiaries and other interested persons.

ARTICLE III — FUNDING OF BENEFITS

Section 3.1 — Source of Benefits

The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Company’ general assets, and nothing contained in the Plan shall require the Company to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, each of whom shall have the status of a general unsecured creditor with respect to the Company’s obligation to make payments under the Plan. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

ARTICLE IV — BENEFITS

Section 4.1 — Determination of Benefits

Unless otherwise described in Appendix B, a Participant’s Benefit shall be the sum of

(a)	for each Participant who, as of December 1, 2004, is entitled to accrue a benefit under the Plan and is a “Participant” under the Qualified Plan, the excess of

(i)	the greater of:

a one hundred and five percent of the sum of

1	his Qualified Benefit (using the “Formula Amount” under Supplement B of the Associate Plan and Supplement E of the Retirement Plan (as applicable)) and

2	the product of

A one and three-quarters percent,

B his years of Benefit Service, and

C the excess of

I his Compensation-Unrestricted, over

II his “Compensation” (as defined under the Qualified Plan),

all as of November 30, 2004 or,

b the sum of

1	the product of

A the sum of

I one and one-quarter percent of his “2004 Average Compensation” (as defined under the Qualified Plan), and

II one-half of one percent of that portion of his “2004 Average Compensation” (as defined under the Qualified Plan), as exceeds his “Covered Compensation” (as defined under the Qualified Plan), and

B his years of “Benefit Service” (as defined in the Qualified Plan) as of November 30, 2004, not in excess of 35, and

2	the product of

A one and one-quarter percent of his “2004 Average Compensation” (as defined under the Qualified Plan), and

B his years of “Benefit Service” (as defined in the Qualified Plan”) as of November 30, 2004 in excess of 35, and

3	the product of

A one and three-quarters percent,

B his years of Benefit Service, and

C the excess of

I his 2004 Average Compensation-Unrestricted, over

II his “2004 Average Compensation” (as defined under the Qualified Plan),

over

(ii)	his Qualified Benefit as of December 1, 2004; and

(b)	for each Plan Year beginning on or after December 1, 2004 and for which the Participant is entitled to accrue a benefit under the Plan, the excess of

(i)	his Qualified Benefit – Unrestricted accrued for such Plan Year,

over

(ii)	his actual Qualified Benefit accrued for such Plan Year,

but not less than zero.

If a Participant is not credited with an Hour of Service as a Participant for any period commencing on or after December 1, 2004, his Benefit under the Plan shall be calculated under Section 4.1 of the Plan as in effect before December 1, 2004.

ARTICLE V — PAYMENT OF BENEFITS

Section 5.1 — Beneficiary; Form of Benefits

(a)	For distributions commencing on or before December 31, 2006, each Participant shall designate his Beneficiary and elect the form and the timing of his Benefits hereunder in accordance with the procedures set forth in the Qualified Plan; provided, however, that any designations and/or elections made by Participant under Article IV of the Qualified Plan with respect to his “Benefits” thereunder shall be equally applicable to his Benefit under this Plan. The intent of this Section is that each Participant shall make a single set of elections applicable to both the Qualified Plan and this Plan.

(b)	For distributions commencing after December 31, 2006:

(i)	With respect to the Grandfathered Amount, each Participant shall designate his Beneficiary and elect the form and the timing of his Benefits hereunder in accordance with the procedures set forth in the Qualified Plan; provided, however, that any designations and/or elections made by Participant under Article IV of the Qualified Plan with respect to his “Benefits” thereunder shall be equally applicable to his Grandfathered Amount under this Plan. The intent of this Section is that, with respect to the Grandfathered Amount, each Participant shall make a single set of elections applicable to both the Qualified Plan and this Plan.

(ii)	a Any part of the Benefit that is greater than the Grandfathered Amount shall be paid in the form of a single life annuity (or such other Actuarially Equivalent life annuity form consisting of substantially equal periodic payments as is elected by the Participant under the Qualified Plan if such election as applied hereto is as to form only (and not timing), or otherwise, and would not be considered to be a change in the form of payment under Proposed Treasury Regulation Section 1.409A-2(b)(2)(ii) or its subsequent counterpart).

b Payments thereof shall commence on the first day of the month following the later of:

1	the Participant’s Separation from the Service, or

2	the first day thereafter as of which payments could commence pursuant to Code Section 409A(a)(2)(A)(i) and (2)(B).

Section 5.2 — Payment of Benefits

A Participant’s Benefits shall be paid in accordance with Section 5.1, except that a Participant will receive his Benefit in an Actuarially Equivalent lump sum if it would otherwise have been paid in the form of an annuity with monthly payments of less than $300.

Section 5.3 — Forfeitures

If a Participant has a Separation from the Service while all or any portion of his Benefit is not a Vested Benefit, such portion of his Benefit shall immediately be forfeited.

ARTICLE VI — ADMINISTRATIVE PROVISIONS

Section 6.1 – Administrator’s Duties and Powers

(a)	The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties are the following:

(i)	To delegate all or part of its function as Administrator to others and to revoke any such delegation.

(ii)	To determine questions of vesting of Participants and their entitlement to benefits, subject to the provisions of Section 6.11.

(iii)	To select and engage attorneys, accountants, actuaries, appraisers, brokers, consultants, administrators, physicians, the Committee under Section 6.4, or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities under the Plan, and (with the Committee, the Companies, the Board and its officers, and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv)	To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v)	To conduct claims procedures as provided in Section 6.11

(vi)	To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b)	Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

Section 6.2 — Limitations Upon Power

The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and accordance with the specified purposes of the Plan.

Section 6.3 — Final Effect of Administrator Action

Except as provided in Section 6.11, all actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

Section 6.4 — Committee

The Administrator may, but need not, appoint a BRP Committee consisting of three or more members to hold office during the pleasure of the Administrator. The Committee shall have such powers and duties as are delegated to it by the Administrator. Committee members shall not receive payment for their services as such.

Section 6.5 – Resignation

A Committee member may resign at any time by delivering written notice to the Administrator.

Section 6.6 — Vacancies

Vacancies in the Committee shall be filled by the Administrator.

Section 6.7 — Majority Rule

The Committee shall act by a majority of its members in office; provided, however, that the Committee may appoint one of its members or a delegate to act on behalf of the Committee on matters arising in the ordinary course of administration of the Plan, or on specific matters.

Section 6.8 — Indemnification by the Company; Liability Insurance

(a)	The Company shall pay or reimburse any of the Company’s officers, directors, Committee members or Employees who are fiduciaries with respect to the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their fiduciary functions.

(b)	The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 6.9 — Recordkeeping

(a)	The Administrator shall maintain suitable records as follows:

(i)	Records of each Participant’s individual Benefit.

(ii)	Records which show the operations of the Plan during each Plan Year.

(iii)	Records of the Administrator’s deliberations and decisions.

(b)	The Administrator shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Committee, such documents, reports or other matters as may be necessary or appropriate to perform ministerial acts.

(c)	The Administrator shall not be required to maintain any records or accounts, which duplicate any records or accounts maintained by the Company.

Section 6.10 — Inspection of Records

Copies of the Plan and records of a Participant’s Benefit shall be open to inspection by him or his duly authorized representatives at the office of the Administrator at any reasonable business hour.

Section 6.11 — Claims Procedure

The claims procedures hereunder shall be in accordance with the claims procedures set forth in the Qualified Plan; provided that for purposes of the claims procedure under this Plan, the review official described in the Qualified Plan shall be the President of the Company.

Section 6.12 — Conflicting Claims

The procedures for the resolution of conflicting claims by the Committee shall be in accordance with the procedures set forth in the applicable section of the Qualified Plan.

Section 6.13 — Service of Process

The Secretary of the Avery Dennison Corporation is hereby designated as agent of the Plan for the service of legal process.

ARTICLE VII — MISCELLANEOUS PROVISIONS

Section 7.1 — Amendment, Termination or Suspension of the Plan

(a)	The Plan may be amended or terminated by the Board or the Compensation Committee at any time; the CEO may amend the Plan at any time. Such amendment or termination may modify or eliminate any benefit hereunder other than a benefit or a portion of a benefit that is a Vested Benefit.

(b)	If the Board determines that payments under the Plan would have a material adverse effect on the Company’s ability to carry on its business, the Board may suspend such payments temporarily for such time as in its sole discretion it deems advisable, but in no event for a period in excess of one year. The Company shall pay such suspended payments immediately upon the expiration of the period of suspension.

(c)	The Plan is intended to provide benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and, except for benefits or portions of benefits that have vested (which at the option of the Board, may be accelerated and the balance paid in a single, Actuarial Equivalent lump sum), no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of the Company’s regular outside employee benefits counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

Section 7.2 — Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan and there are funds available therefor in the hands of the Company. The doctrine of substantial performance shall have no application to Employees, Participants or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance, which will give rise to the applicable right.

Section 7.3 — Plan Binding in Event of Consolidation or Merger; Adoption of Plan by Other Companies

(a)	In the event of the consolidation or merger of a Company with or into any other corporation, this Plan shall be binding on such new corporation.

(b)	Any Company or Company Affiliate may, with the approval of the Board, the Compensation Committee or the CEO, adopt the Plan as a whole company or as to any one or more divisions by resolution of its own board of directors or agreement of its partners. Such Company or Company Affiliate shall give written notice of such adoption to the Committee by its duly authorized officers.

Section 7.4 — Assignments, etc. Prohibited

Except for the withholding of any tax under the laws of the United States or any state or locality, no part of a Participant’s Benefit hereunder shall be liable for the debts, contracts or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding prior to distribution, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any Benefits or payments hereunder in any manner whatsoever except to designate a Beneficiary as provided herein.

Section 7.5 — Errors and Misstatements

In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 7.6 — Payment on Behalf of Minor, Etc.

In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Committee and their officers, directors and employees.

Section 7.7 — Governing Law

This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where, state law is applicable, the laws of the State of California.

Section 7.8 — Pronouns and Plurality

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 7.9 — Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 7.10 — References

Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

APPENDIX A
PARTICIPATION CRITERIA

Participation in the Plan shall be limited to Employees of the Company, selected by the Administrator, who satisfy the following criteria:

1.	Employees whose Compensation, as determined under Section 4.1(a)(i) a 1 and 2 of this Plan, exceeds the limitations of Code Section 401(a)(17) (the $150,000 annual limit adjusted for increases in the cost of living) ($170,000 for the Plan Year beginning December 1, 2001), and as amended thereafter.

2.	Effective December 1, 1998, Employees who participate in the Company’s non-qualified deferred compensation program, regardless of whether they satisfy criterion 1. above.

3.	Present or former employees of the Company (or any present or former direct or indirect subsidiary) listed on Appendix B.

The criteria in this Appendix may be changed or revoked by the Administrator, the Board, the Compensation Committee, the Committee or the CEO at any time and without formal amendment, as provided under Section 2.1 of the Plan.

APPENDIX B — SPECIAL BENEFIT SCHEDULE

Notwithstanding any provisions of the Plan to the contrary, the following individuals shall receive the following indicated benefits under the Plan:

Recipient	Benefit

Nelson Gifford	$3,858.57 per month for life, commencing June 1, 2001

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